                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.

                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             BETA MUSIC GROUP, INC.
                             ----------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           FLORIDA                        3562                  26-0582871
           -------                        ----                  ----------
(STATE OR OTHER JURISDICTION      (PRIMARY INDUSTRIAL        (I.R.S. EMPLOYER
     OF INCORPORATION)            CLASSIFICATION CODE)      IDENTIFICATION NO.)

                             150 EAST ANGELENO AVE.
                                   SUITE 1426
                                BURBANK, CA 91502
                                  (818)539-6507
                             ----------------------
               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
        INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 MICHELLE TUCKER
                             150 EAST ANGELINO AVE.
                                   SUITE 1426
                                BURBANK, CA 91502
                                  (818)539-6507
                             ----------------------
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

       Copies of all communications, including all communications sent to the agent for service, should be sent to:

                             JEFFREY G. KLEIN, P.A.
                            2600 NORTH MILITARY TRAIL
                                    SUITE 270
                            BOCA RATON, FLORIDA 33431
                                  (561)997-9920

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

     From time to time after the effective date of this registration statement.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the
Securities Act of 1933 check the following box. |X|

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering. |_|

         If this form is a post-effective amendment filed pursuant to Rule
462(c) under the Securities Act, check the following box and list the Securities
Act registration statement number of the earlier effective registration
statement for the same offering. |_|

         If this form is a post-effective amendment filed pursuant to Rule
462(d) under the Securities Act, check the following box and list the Securities
Act Registration Statement number of the earlier effective registration
statement for the same offering. |_|

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer"
and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer   |_|                      Accelerated Filer     |_|
Non-accelerated Filer     |_|                      Smaller Reporting Company |X|
(Do not check if a small reporting company.)

                         CALCULATION OF REGISTRATION FEE

Title of                             Proposed        Proposed
Each Class                           Maximum         Maximum
Of Securities         Amount         Offering        Aggregate        Amount of
To Be                 to be          Price Per       Offering       Registration
Registered          Registered       Share(1)        Price             Fee(2)
-------------       ----------       ---------       ---------      ------------
Common Stock         1,769,281         $0.01          $17,693          $1.80

(1) No exchange or over-the-counter market exists for Beta Music Group, Inc. The offering price was arbitrarily established by management and does not reflect market value, assets or any established criteria of valuation.

(2) Estimated solely for purposes of calculating the registration fee under Rule
457(c).

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE
OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION
STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME
EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING
PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                EXPLANATORY NOTE

         This Registration Statement has been prepared on a prospective basis on the assumption that, among other things, the registration of the shares of common stock owned by Pop Starz Records, Inc. and the subsequent stock dividend to the shareholders or record as of the record date (as described in the
Prospectus which is a part of this Registration Statement) and the related transactions contemplated to occur prior to or contemporaneously with the stock dividend will be consummated as contemplated by the Prospectus. There can be no assurance, however, that any or all of such transactions will occur or will occur as so contemplated. Any significant modifications to or variations in the transactions contemplated will be reflected in an amendment or supplement to this Registration Statement.

               THE DATE OF THIS PROSPECTUS IS DECEMBER ___ , 2008

                                   PROSPECTUS

                             BETA MUSIC GROUP, INC.
                             150 EAST ANGELENO AVE.
                                   SUITE 1426
                                BURBANK, CA 91502

                                  (818)539-6507

                        1,769,281 SHARES OF COMMON STOCK

         These shares are to be distributed by Pop Starz Records, Inc., as a dividend to its shareholders who are entitled to such dividend, on the basis of one (1) registered share for every eight(8) shares of Pop Starz, Records, Inc.
beneficially owned as of the record date, which is the close of business (local time) on December 8, 2008 (the "Record Date"). No national securities exchange or the Nasdaq Stock Market lists the securities offered.

           PLEASE SEE THE "RISK FACTORS" SECTION BEGINNING ON PAGE 3.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

         The information in this prospectus is not complete and may be changed.
We may not sell these securities until the registration statement and any amendment thereto is filed with the Securities and Exchange Commission and is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                TABLE OF CONTENTS

Heading                                                                     Page

Management's Discussion and Analysis of Financial Condition and
         Results of Operation...............................................  27
Changes in and Disagreements  with Accountants on Accounting

Disclosure of Commission Position on Indemnification for Securities

                             SUMMARY OF OUR OFFERING

OUR BUSINESS:
-------------

         Beta Music Group Inc. ("BETA", the "Company" or the "Registrant") is a
Florida corporation incorporated in the state of Florida on July 5, 2006 under the name Pop Starz Productions, Inc. On November 15, 2007 pursuant to the unanimous consent of the holders of the outstanding common stock we changed our name to The Next Pop Star Inc. Our original business endeavor was to produce live entertainment competitions (in installments or episodes) to be taped and/or filmed for distribution by television and/or internet means. We were not successful and decided to refocus our operations. In conjunction with this change on October 23, 2008 pursuant to the unanimous consent of the holders of the outstanding common stock we changed our name to Beta Music Group, Inc.

         On August 21, 2008, the Company formed a wholly owned subsidiary,
Famous Records Corp., ("Famous Records'). Famous Records is a Florida
corporation.

         The Registrant is currently a holding company. All of its operations are currently conducted through its wholly owned subsidiary, Famous Records.
Famous Records is a development stage company that is engaged in the business of
"branding" recording artists. Famous Records plans to sign artists to contracts in which the artist is brought into the process as part of the "team." The artist will participate in achieving the business goals while at the same time reinforcing their creative energies. Our goal is to focus on a different aspect of emerging opportunities in the music industry.

         "BETA" "we," "us," and "our" refers to Beta Music Group, Inc.
including, unless the context otherwise requires, its subsidiary, Famous
Records, Corp.

         Michelle Tucker is our sole officer and serves as a director with
Marshall Freeman and Francisco Del. Jeffrey Collins is the sole officer and director of Famous Records. Ms. Tucker works at our administrative offices in
Burbank, California. Our operational headquarters are located in Coral Springs,
Florida.

THE OFFERING
------------

         Following is a brief summary of our offering:

         We intend to distribute to the shareholders of Pop Starz Records, Inc.
shares of common stock in the Registrant. Each shareholder of Pop Starz Records will receive one (1) share of our common stock for every eight (8) shares of common stock they own on the record date. The stock dividend will be pro rata and the shareholders will not be required to pay any type of consideration in order to participate in the stock dividend.

                                        1

QUESTIONS AND ANSWERS ABOUT THE REGISTRANT AND THE DIVIDEND DISTRIBUTION.

WHY IS THE TRANSACTION BEING STRUCTURED AS A DIVIDEND?

         Pop Starz Records believes that a distribution of shares of Registrant to the Pop Starz Records shareholders is the most effective way to accomplish the distribution.

HOW WILL THE DISTRIBUTION OCCUR?

         Pop Starz Records Inc. will distribute to its stockholders as of the record date via a stock dividend all 1,769,281 shares of common stock of the
Registrant owned by Pop Starz Records.

HOW MANY SHARES OF COMPANY WILL I RECEIVE?

         You will receive one share of the Registrant's common stock for every eight shares of common stock which you own in Pop Starz Records.

CAN POP STARZ RECORDS DECIDE NOT TO COMPLETE THE TRANSACTION?

         Although very unlikely, the planned transactions can be abandoned. The
Board of Directors of Pop Starz Records reserves the right, in its sole discretion, to amend, modify or abandon the stock dividend at any time prior to the registration date.

WHAT IS THE RECORD DATE?

         The record date for stockholders entitled to receive shares of common stock of the Registrant is December 8th 2008.

WHAT IS THE DISTRIBUTION DATE?

         We intend to distribute the Registrant's shares as soon as possible following the effective date of this registration statement.

WHAT IF I WANT TO SELL MY COMPANY SHARES?

         You should first consult your financial advisor. Currently, there is no public market for the common stock of the Company and there can be no assurance that any public market will develop in the future.

WILL THE NUMBER OF SHARES OF COMMON STOCK I OWN IN BETA CHANGE AS A RESULT OF
THE DIVIDEND?

         No. The number of shares of Beta that you own will not change as a result of the dividend.

ARE THERE RISKS TO OWNING SHARES OF COMMON STOCK OF COMPANY?

         Yes. Our business is subject to general and specific risks regarding our business. These risks are set forth in the registration statement.

                                        2

                             SELECTED FINANCIAL DATA

         The following financial information summarizes the more complete historical financial information at the end of this prospectus.

         As our financial statements disclose, for the nine months ended
September 30, 2008 we did not generate any revenues and since inception (July 5,
2008) total revenues were $2,760. Our net loss for the nine months ended
September 30, 2008 totaled $,27,630 and total losses since inception, were
$49,252. As of September 30, 2008, we had $1,250 in cash. Our accumulated deficit in the developmental stages is $49,252.

                                  RISK FACTORS

         Investors should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing the Company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business could be materially adversely affected. In such case, the Company may not be able to proceed with its planned operations and your investment may be lost entirely. The Securities offered hereby should only be purchased by persons who can afford to lose their entire investment without adversely affecting their standard of living or financial security.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.
--------------------------------------------------

         The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company's future prospects and make informed investment decisions. This prospectus contains such "forward-looking statements" within the meaning of the Private
Securities Litigation Reform Act of 1995. These statements may be made directly in this prospectus, and they may also be made a part of this prospectus by reference to other documents filed with the Securities and Exchange Commission, which is known as "incorporation by reference."

         Words such as "may," "anticipate," "estimate," "expects," "projects,"
"intends," "plans," "believes" and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. All forward-looking statements are management's present expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Forward-looking statements might include one or more of the following:

         o  Anticipated results of operations;
         o  Anticipated pricing of goods and services;
         o  Anticipated market demand;
         o  Description of plans or objectives of management for future operations;
         o  Forecasts of future economic performance; and
         o  Descriptions or assumptions underlying or relating to any of the above items.

                                        3

         In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus or in any document incorporated by reference might not occur. Investors are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus or the date of the document incorporated by reference in this prospectus. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.
All subsequent forward-looking statements attributable to the Registrant or to any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

WE LACK ANY OPERATING HISTORY.

         We are a development stage company that was incorporated in July 2006.
We have a limited operating history. Our future results will be dependent upon the operations of Famous Records. Famous Records must be able to identify and sign recording artists and distribute their music. We may not able to sign artists for a start-up record label. Management may not be able to implement our business plan and as a result we may incur substantial losses in which case you will lose your investment.

WE MAY NOT ACHIEVE PROFITABILITY OR POSITIVE CASH FLOW.

         Our ability to achieve and maintain profitability and positive cash flow will be dependent upon such factors as our ability to sign new artists, create a demand for their music and to distribute and sell the music. Based upon current plans, we expect to incur operating losses in future periods because we expect to incur expenses which will exceed revenues for an unknown period of time. We cannot guarantee that we will be successful in generating sufficient revenues to support operations in the future. Failure to generate sufficient revenues and gross profits from operations will likely cause us to go out of business and our shares would have no value.

LACK OF PROFITS FROM OPERATIONS.

         To date, we have generated minimal revenue and have not generated any profits from operations. Because we are a relatively small company and have limited capital, we have not been able to promote our services in trade journals and other publications. Identifying musical talent which will appeal to a specific genre of music can be very difficult. Notwithstanding the foregoing, there is increasing demand for new music and new recording artists. Our future profitability, if any, will be our ability to identify artists whose talent will be accepted by the public and which can generate revenues from the sale of their music or concert appearances.

POSSIBLE LOSS OF ENTIRE INVESTMENT

         Prospective investors should be aware that if the Company is not successful in its endeavors, their entire investment in the Company could become worthless. Even if the Company is successful, there can be no assurances that investors will derive a profit from their investment.

                                        4

WE HAVE LIMITED FINANCIAL RESOURCES.

         We have limited capital. We will need additional capital for us to expand our operations. Without an infusion of capital, of which there can be no assurance, it is unlikely that we will be able to expand operations. Our ability to expand operations, or even to continue operating at all, is materially dependent on our ability to generate revenues from operations or to raise additional funds. We have agreed to the terms and conditions of a convertible note in the amount of $50,000 to be entered into with an affiliate of our chief executive officer. This obligation has not yet been funded and even when funded, we will need additional funds to fully implement our business plan.

LACK OF ADEQUATE CORPORATE GOVERNANCE.

         We do not have an independent Board of Directors. The Company does not employ accounting personnel and relies on outside accountants to compile the
Company's books and records. Due to the size and nature of our business, segregation of all conflicting duties may not always be possible and may not be economically feasible.

OUR OPERATING RESULTS MAY PROVE UNPREDICTABLE, AND OUR COMMON STOCK PRICE MAY
DECREASE OR FLUCTUATE SIGNIFICANTLY.

         Our operating results are likely to fluctuate significantly in the future due to a variety of factors, many of which are outside of our control.
Factors that may affect our future operations include market acceptance of our products and services, unforeseen competition, limited working capital and changing market dynamics.

IF WE DO NOT MANAGE OUR GROWTH EFFICIENTLY, WE MAY NOT BE ABLE TO OPERATE OUR
BUSINESS EFFECTIVELY.

         We must significantly expand our operations. If we expand our operations, we may strain our management, operations, systems and financial resources. To manage our future growth, we must improve and effectively utilize our existing operational, management, marketing and financial systems, successfully recruit, hire and manage personnel and maintain close coordination among our technical, finance, marketing, sales and production staffs. We may need to hire additional personnel in all areas of our business. Our failure to effectively manage our growth could disrupt our operations and ultimately prevent us from generating the revenues we anticipate.

WE WILL REQUIRE ADDITIONAL FINANCING TO EXPAND OUR OPERATIONS.

         We will require additional working capital to continue and/or expand our current operations. There can be no assurance that we will be able to secure additional funding to meet our objectives or if we are able to identify funding sources, that the funding will be available on terms acceptable to the Company.
Should this occur, we will have to significantly reduce our operations.

                                        5

IF WE FAIL TO IDENTIFY AND SIGN NEW ARTISTS, OUR ABILITY TO GROW OUR BUSINESS
WILL BE IMPAIRED.

         Our growth depends to a significant degree upon our ability to sign new artists to our "team". We cannot guarantee that we will be able to sign artists or that any such new relationships will be successful when they are in place.
Failure to develop and expand such relationships could have a material adverse effect on our business, results of operations and financial condition.

WE MAY BECOME SUBJECT TO VARIOUS LICENSING REQUIREMENTS.

         Our initial focus will be signing new artists and branding the artist and their music. We may also serve as an agent for these artists and/or identify modeling and performance opportunities, To the extent that these ancillary services require licensing, we will be required to secure the required licensing in any state or municipality we conduct business. Delays in securing required licensing will adversely impact our business operations.

THE ENTERTAINMENT BUSINESS IS CONSTANTLY EVOLVING.

         The music industry is constantly evolving. Rock and roll, hip hop, jazz, country and other music styles are constantly changing and evolving with new talent entering the field each day. . Artists may perform a record selling song and become famous and soon thereafter, the public tastes move on to another up and coming artist. It is very difficult for singers to remain in the forefront and continue to sell albums, perform in larger arenas and to sell merchandise.

CHANGES WITHIN THE MUSIC INDUSTRY, EVOLVING FAN PREFERENCES AND TRENDS IN THE
INDUSTRY MAY MAKE IT DIFFICULT FOR US TO SIGN ARTISTS AND KEEP THEM IN THE
FOREFRONT.

         Our success depends, in significant part, on our ability to identify and sign up and coming music talent. There can be no assurance that we will have the skills to identify new talent, sign the talent, market the talent and generate revenues as a result of developing the talent.

THE MUSIC INDUSTRY IS HIGHLY COMPETITIVE.

         The industry in which our company operates is very competitive. Musical talent exists throughout the country. We have limited resources to conduct auditions. Even if we identify talented individuals, we face competition from large record labels with significantly greater financial resources, technical, promotional, marketing resources and greater name recognition. This will enable these competitors to attract new artists and most likely, compete more effectively on a cost basis.

THERE IS NO  MARKET FOR OUR COMMON STOCK.

         There is currently no public trading market for our common stock nor is there any assurance that a trading market will ever develop. Therefore, there is no central place and there may not be a place in the future, such as a stock exchange or electronic trading system, where a buyer can resell our stock. If a buyer does want to resell shares, that person will have to locate another buyer and negotiate a private sale or the person may not be able to resell the shares, thereby rendering the shares illiquid.

                                        6

OUR SUCCESS WILL BE LARGELY DEPENDENT UPON OUR KEY EXECUTIVE OFFICERS AND OTHER
KEY PERSONNEL.

         Our success will be largely dependent upon the continued employment of our president, Michelle Tucker and Jeffrey Collins, the president of our wholly owned subsidiary, Famous Records. The loss of service of either would have a material adverse effect on us. We do not maintain key man insurance on the lives of any of our executive officers. Although we believe that we would be able to locate suitable replacements, if the services of any of our executive officers were lost, we cannot assure you that we would be able to do so. In addition, our future operating results will substantially depend upon our ability to attract and retain highly qualified management, financial, technical, creative and administrative personnel. Competition for highly talented personnel is intense and can lead to increased compensation expenses. We cannot assure you that we will be able to attract and retain the personnel necessary for the development of our business.

CONTROL OF OUR COMPANY.

         Currently, and upon distribution of the shares covered by this registration statement, Michelle Tucker, and affiliates thereof, will have majority control of our company's stock. As a result, these people will have the ability, acting as a group, to effectively control our affairs and business, including the election of directors and subject to certain limitations, approval or preclusion of fundamental corporate transactions. This concentration of ownership of our Common Stock may:

      o  Delay or prevent a change in control

      o  Impede a merger, consolidation, takeover, or other transaction involving the Company; or

      o  Discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company

If these people make the wrong decisions or decisions are made without the best interests of the Company, our business will suffer.

WE MAY NOT BE ABLE TO ADEQUATELY SIGN, PROMOTE AND MARKET OUR ARTISTS IN WHICH
CA AND SELL OUR PRODUCTS, OUR REVENUES COULD SIGNIFICANTLY DECREASE.

         Our revenues will depend on our ability to sign, promote and market recording artists If we fail in any of these areas, our revenues will be adversely affected and costs incurred will not be offset by revenues generated by these artists Identifying new talent and promoting the new talent could be a time consuming process during which our revenues could be negatively impacted.

WE MAY SEEK TO SIGN RECORDING ARTISTS THAT PROVE UNSUCCESSFUL OR STRAIN OR
DIVERT OUR MANAGEMENT'S ATTENTION AND OUR LIMITED CAPITAL RESOURCES.

         Identifying talented artists who will be favorably received by the public is difficult. Signing artists who are not accepted by the public presents risks that could materially adversely affect our business model including:

                                        7

      o  the diversion of our management's attention;

      o  the assimilation of the operations and personnel of the acquired business;

      o  additional expenses related to signing and promoting an unsuccessful artist;

      o  the contingent and latent risks associated with signing unproven talent and their willingness to accept our promotional program; and

      o  Enlarging our staffing needs and increased working capital demands operational systems.

         If we sign an artist, we cannot predict whether:

      o  we will be able to successfully promote the artist;

      o  we will realize any anticipated benefits from signing the artist; or

      o  if there will be substantial unanticipated costs associated with the signing and promotion

         We will continue to evaluate talent. However, competition for talent is intense and we are starting with a very limited number of artists. There can be no assurance that we will be able to sign new artists in which case our business will fail.

DETERIORATING FINANCIAL CONDITIONS WILL ADVERSELY AFFECT OUR BUSINESS
OPERATIONS.

         In recent months both the United States and the rest of the world have faced increased financial difficulties. Discretionary income and expenses are declining. With less money for discretionary expenditures, it is likely that concert attendance will decline. While the music industry will expand with new artists, overall expenditures by consumers for music related products will likely decline.

OUR BUSINESS COULD BE MATERIALLY ADVERSELY AFFECTED IF WE CANNOT PROTECT OUR
INTELLECTUAL PROPERTY RIGHTS OR IF WE INFRINGE ON THE INTELLECTUAL PROPERTY
RIGHTS OF OTHERS.

         Securing and protecting intellectual property rights both for us and on behalf of our artists will be critical to our success. Our ability to compete effectively will depend on our ability to maintain and protect our proprietary rights. We currently do not own any intellectual property rights, whether copyrights or trademarks. Even if we secure intellectual property protection, third parties may seek to challenge, invalidate, circumvent or render unenforceable any proprietary rights owned by us. In addition, if the artists fail to protect the integrity of any intellectual property, the value of these marks could be materially adversely affected.

         Our inability to protect our proprietary rights could materially adversely affect our operations. Litigation may be necessary to:

      o  enforce our intellectual property rights;

                                        8

      o  protect our trade secrets; and

      o  determine the scope and validity of such intellectual property rights.

         Any such litigation, whether or not successful, could result in substantial costs and diversion of resources and management's attention from the operation of our business.

         We may receive notice of claims of infringement of other parties'
proprietary rights. Such actions could result in litigation and we could incur significant costs and diversion of resources in defending such claims. The party making such claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief. Such relief could effectively block our ability to make, use, sell, distribute or market our products and services in such jurisdiction.

THE RISKS SET FORTH ABOVE SHOULD NOT BE CONSTRUED AS A COMPLETE LIST OF THE
RISKS WHICH MAY AFFECT THE COMPANY'S BUSINESS, THE OFFERING OR THE RISKS WHICH
YOU FACE AS A PROSPECTIVE INVESTOR.

THE SECURITIES OFFERED INVOLVE A HIGH DEGREE OF RISK AND MAY RESULT IN THE LOSS
OF YOUR ENTIRE INVESTMENT. ANY PERSON CONSIDERING THE PURCHASE OF THESE
SECURITIES SHOULD BE AWARE OF THESE AND OTHER FACTORS SET FORTH IN THIS
PROSPECTUS AND SHOULD CONSULT WITH HIS, HER OR ITS LEGAL, TAX AND FINANCIAL
ADVISORS PRIOR TO MAKING AN INVESTMENT IN SECURITIES. THE SECURITIES SHOULD ONLY
BE PURCHASED BY PERSONS WHO CAN AFFORD TO LOSE ALL OF THEIR INVESTMENT.

                                 USE OF PROCEEDS

         The shares included in this registration statement will be distributed as a dividend to the shareholders of Pop Starz Records, Inc. We will not receive any proceeds directly from the sale of the shares offered in this prospectus.

                         DETERMINATION OF OFFERING PRICE

         There is no established public market for the shares of common stock being registered. As a result the offering price of the shares of common stock offered hereby has been arbitrarily determined by us and set at $0.01 per share, and does not necessarily bear any relationship to assets, earnings, book value or any other objective criteria of value. In addition, no investment banker, appraiser or other independent third party has been consulted concerning the offering price for the shares or the fairness of the offering price.

                                    DILUTION

         There is no dilution with respect to the distribution of the shares being registered. No additional shares of the Registrant's common stock are being issued. Accordingly, there is no dilution of the per-share value of the common stock offered hereby.

                            SELLING SECURITY HOLDERS

         Pop Starz Records, Inc., currently holds 1,769,281 shares of the
Registrant's common stock, and is distributing all of these shares to its shareholders as of the Record Date. The 1,769,281 shares represent approximately
26 % of the Registrant's common stock.

                                        9

                              PLAN OF DISTRIBUTION

         The securities to be registered are to be distributed by Pop Starz,
Records, Inc., as a dividend to its shareholders as of the Record Date. The transfer agent will be Florida Atlantic Stock Transfer Company in Tamarac,
Florida.

                           DESCRIPTION OF SECURITIES:

GENERAL

         The following is a summary of information concerning the capital stock of the Company. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of the Company's Articles of
Incorporation and all amendments thereto. The summary is qualified by reference to these documents, which you must read for complete information on the capital stock of the Company. The Articles of Incorporation and all amendments thereto and by-laws of the Company are included as exhibits to the Company's registration statement.

COMMON STOCK

         We have 100,000,000 shares of Common Stock, $.01 par value authorized, of which 6,800,210 shares are issued and outstanding.

VOTING RIGHTS

         Holders of Common Stock have the right to cast one vote for each share of stock in his or her own name on the books of the corporation, whether represented in person or by proxy, on all matters submitted to a vote of holders of common stock, including the election of directors. There is no right to cumulative voting in the election of directors. Except where a greater requirement is provided by statute or by the Certificate of Incorporation, or by the bylaws, the presence, in person or by proxy duly authorized, of the holder or holders of fifty percent (50%) of the outstanding shares of the our Common
Stock shall constitute a quorum for the transaction of business. The vote by the holders of a majority of such outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger or amendment of our
Certificate of Incorporation.

DIVIDENDS

         There are no restrictions in our Certificate of Incorporation or bylaws that prevent us from declaring dividends. We have not declared any dividends, and we do not plan to declare any cash dividends in the foreseeable future.

PRE-EMPTIVE RIGHTS

         Holders of Common Stock are not entitled to pre-emptive or subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of common stock are, and the shares of common stock offered hereby will be when issued, fully paid and non-assessable.

WARRANTS AND OPTIONS.

         There are no outstanding options or warrants.

                                       10

TRANSFER AGENT

         Our transfer agent is Florida Atlantic Stock Transfer, Inc. located at
7130 Nob Hill Road, Tamarac, Florida 33321.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

         The validity of the securities offered hereby will be passed upon by
Jeffrey G. Klein, P.A. The financial statements of the Company appearing in this registration statement have been audited by Moore & Associates; Chartered. Mr.
Klein currently owns 33,809 shares of common stock of Pop Starz Records, Inc.
Accordingly Mr. Klein will receive 4,227 shares of the Registrant's common stock covered by this registration following the effectiveness of the registration statement.

                                    BUSINESS

         We operate our business through Famous Records, Inc., a wholly owned subsidiary of Beta. Beta was incorporated in the state of Florida in July 2006 and Famous Records was incorporated in the state of Florida in August 2008. Beta was previously known as The Next Pop Star, Inc. and originally known as Pop
Starz Productions, Inc. The business of The Next Pop Star was to produce live entertainment competitions (in installments or episodes) to be taped and/or filmed for distribution by television and/or internet means. With limited capital, we determined that this was not a viable business opportunity. As a result, we subsequently changed our name to Beta Music Group, Inc. We believe that this name more accurately reflects our current business focus.

         Since management has familiarity with the music industry, our goal is to focus on a different aspect of emerging opportunities in the music industry.
Traditional industry business models for retailing and marketing recorded music are now being replaced by methods requiring delivery of music by multiple distribution streams and unconventional marketing approaches. Old line record companies such as Jive Records, Atlantic Records, and Interscope Records (major labels) have become more like distributors by going for quick hits, and are generally abandoning the "long run" approach incorporating artist development, in-house production, and large commitments to retail-based marketing means.
Today, major labels are essentially opting to "outsource" the artist development process and are seeking to reduce expenditures of capital and overhead.

         We believe that a new business model is in order which point towards:

         o  consolidation of artists' activities

         o  artist/consumer empowerment

         o  a combination of digital and physical distribution

         o  integrated marketing through exposure online and emerging technologies

         By embracing the above principles, we believe that we will be able to exploit unique opportunities in the music industry. That we can offer unique, all inclusive services and develop a unique niche in an industry that offers unique opportunities to businesses that can create and implement a unique business model.

                                       11

         We intend to "brand" each artist developed within the Company. By consistently applying this model, many different creative elements of the artist's persona can be developed. This multi level "branding" should enable our artists to commercially develop their talents, while at the same time, enabling us to diversify our potential revenue streams.

         We intend to create a multi-platform approach to exploiting the
"brands" of the Company's artists. The Company will seek to identify artists that have market appeal in multiple segments of the industry. In addition to the artist's essential musical talent, Famous Records artists will also be capable of exploiting other related commercial avenues, such as modeling or acting. The market for each artist will be established or expanded through a distribution network driven by commercial exposure resulting from this integrated marketing communication approach. This platform is based upon the consolidation of the activities of an artist, where the artist as a "brand" drives the business to the applicable multiple platforms (music, appearances, film, television, commercial modeling, etc.). We intend to create a music strategy for our artists that encompass an integrated media application.

INITIAL FOCUS

         To date, Management's primary focus has been establishing sales and marketing parameters, operating policies and procedures as well as personnel and financial analysis. We believe that without establishing operating procedures and an infrastructure to launch any of our artists, we will lose any goodwill resulting from Management's long standing relationships with industry insiders.
In addition, it will make it more difficult to sign artists to our label.

CONSOLIDATION OF ARTISTS' ACTIVITIES

         Our objective is to combine the functions of an ad agency, management company, record label, publisher, tour company, and merchandise company into a single entity. We plan to market the music in digital and physical formats, create advertising campaigns, create merchandise to sell, and provide management and tour support for live performances. We believe that all aspects of marketing and distribution communication work together as a unified force.

         To fully implement our business plan will require a significant capital infusion, of which there can be no assurance, and if available, pursuant to terms and conditions acceptable to the company.

ARTIST SIGNING

         We intend to sign artists to contracts in which the artist is brought into the process as part of a team of entertainment professionals. While recording artists have traditionally been shut out of the marketing and development of their own brands, we intend to implement a plan in which the artist actively participates in achieving the business goals for the brand that they embody. Today's artists seek the opportunity to partner with labels in their development. We intend to reinforce the artist's desire to utilize their creative energies in projects which will establish a foundation for the commercialization of their talents. We believe that we will be able to combine the Company's team of professionals, the artist and the marketplace to participate in the artist's musical and singing skills. The music will then form the foundation for the artist's brand.

                                       12

         We believe that "branding" an artist will generate multiple revenue streams in which both the Company and the artist participate. After recouping all costs, we will share in the total revenue from all the combined activities with the artist at a rate between 20% and 40%. This compares favorably with the more traditional business model where artists generally earn a royalty of less than $1 per CD sold. We will participate in revenues from sales and licensing of recorded music (as in traditional models), but also participate in revenues derived from live performances, merchandising, and other activities including modeling and acting.

MARKETING PLAN

         The market for each artist will be established or expanded by developing an integrated marketing and communication network which will embody a distribution network driven by commercial exposure. This platform is based upon the consolidation of the activities of an artist, where the artist as a "brand"
drives the business to the applicable multiple platforms (music, personal appearances, film, television, commercial modeling, etc.). In today's world of branded products, we will be similar to an advertising agency by creating a music strategy for our artists that encompasses an integrated media application.
We believe that any artist, like any brand, can have a fully integrated brand campaign.

DIGITAL AND PHYSICAL DISTRIBUTION

         Growth in digital distribution and mobile music will drive spending in each market, offsetting further declines in spending on physical formats.
Digital distribution will be fueled by rising broadband subscribership, the launch of new services, content availability and attractive pricing. An expanding wireless universe, upgrades to next-generation wireless networks that can support high-capacity applications such as music and the migration of the market from ring tones to higher- priced ring tunes will drive mobile music spending. In Asia Pacific, the world's largest mobile music market, it is believed that mobile music will surpass physical distribution in 2010. However, physical formats will face growing competition from licensed digital distribution and from distribution of full tracks to wireless devices.

         We will distribute the artist's music and related products digitally and physically through our own website e-commerce capabilities and through
Isolation Network Inc. ("INgrooves") (www.ingrooves.com). Ingrooves is an online and mobile distributor, marketing and licensing organization with numerous top retailers, including iTunes, Napster, Rhapsody, Amazon, Starbucks and many others, and other leading mobile communications carriers, plus Groove Mobile,
Boost Mobile, Jamba/Jamster and others.

         o  INgrooves will facilitate download of artists' music.
         o  Distribution in the retail market
         o  Video Service Distribution ; and
         o  Video and Ring tone distribution

         In consideration for the services to be provided by INgrooves, we will receive 75% - 85% of the revenues generated from these services.

                                       13

         We have also entered into pressing and distribution agreements with various production companies including 1-A Chord Records, 360 Muzic Group, Inc.
and Bro West Records. Under these agreement the various production companies will supply us with a "Master Recording" from an artist that has signed with the production company. These agreements will generally provide that we will pay for labels, pressings and CDs including shipping, artwork and printing as well as the payment of any mechanical & copyright royalties. We may, in our sole discretion, spend up to $25,000 for promotional purposes. The production companies will also help to promote the artist and recordings. Any funds expended on behalf of the production company will first be recouped from our distributor. After our initial expenditures have been recouped, revenues from advances and royalties will generally be allocated 60/40 (we will receive 40%
and the production company will receive 60%) for domestic sales and 50/50 for international sales.

INTEGRATED MARKETING THROUGH ONLINE EXPOSURE AND EMERGING TECHNOLOGIES

         We intend to make extensive use of the Internet to brand our signed artists. We will utilize blogs, bulletin boards, social networking websites
(myspace.com and facebook.com), online photo and video-sharing (youtube.com), online TV programming, online radio programming, online TV programming, collaborative playlist sharing, and 'personal media' services sites.
Additionally, traditional online marketing methods such as opt-in email lists, paid ad placement, and purchasing "keywords" on popular search engines and cell phone carriers will be utilized. Other platforms, such as mobile media, mobile gaming and videogame synchronization licensing will also draw considerable attention while these new markets expand and infiltrate the marketplace.

INDUSTRY RELATIONSHIPS

         Management believes that relationship building is key to the success of our business model. Our management team consists of professionals with years of experience in the entertainment and media industry including marketing, distribution, finance management, information technology, operations management, international business, and human resource management.

INDUSTRY ANALYSIS
-----------------

THE STATE OF THE RECORDED MUSIC INDUSTRY

         The recorded music market consists of consumer spending on album and single sound recordings and music videos distributed in traditional formats and sold in record stores, including compact discs and cassette tapes. It also includes licensed digital distribution services that provide electronic ?les for use on computers, iPod devices, and MP3 players, as well as mobile music. Mobile music is defined as music distributed to mobile phones through wireless carriers. Mobile music may be in the form of ringtones, which are monophonic or polyphonic tones that play aloud when the phone rings; or ringbacks, which are ringtones or actual songs that the caller hears when a call is placed; or ring tunes, also known as master ringtones and true tones, which are either portions of or an entire actual music track with full vocals and orchestrations, heard either when the phone rings or as a ringback; music video clips; and MP3 integrated devices.

                                       14

MARKET SIZE AND TRENDS

         The recorded music industry, both domestic and international, is in the midst of a period of rapid technological change from traditional formats to new digital and mobile devices and capabilities. During this period the industry has suffered declines in unit and retail sales affecting almost every market in the world. A contributor to these setback sales is the still rampant illegal downloading and sharing of music files, amounting to billions of dollars in potentially lost sales and revenues. Though slowing, as consumers become accustomed to paying for downloads via iTunes and other websites, music pirating persists.

         Growth in digital distribution and mobile music will drive spending in each market, partially offsetting further declines in spending on physical formats. Digital distribution is being fueled by rising broadband subscribership, the launch of new services, content availability and attractive pricing. An expanding wireless universe, upgrades to next-generation wireless networks (3G) that can support high-capacity applications such as music and the migration of the market from ring tones to higher-priced ring tunes will drive mobile music spending. However, physical formats will face growing competition from licensed digital distribution and from distribution of full tracks to wireless devices.

THE GLOBAL MARKET FOR RECORDED MUSIC

         THE FOLLOWING TABLE SETS FORTH GLOBAL RECORDED MUSIC SALES FOR 2007
(Physical, Digital & Performance Rights Revenues)

SOURCE: IFPI  (INTERNATIONAL FEDERATION FOR THE PHONOGRAPHIC INDUSTRY)

                                       15

NOTES:
------

Physical sales include: audio formats (singles, LPs, cassettes, CDs, DVD Audio,
SACD, MiniDisc) and music video formats (DVD, VHS, VCD).

Digital sales include: single track downloads, album downloads, music video online downloads, streams, master recording ringtones, full track audio download to mobile, ringback tunes, music video downloads to mobile and subscription income. Excluded from these figures: midi files (monophonic and polyphonic ringtones) and non-music content to mobile.

Performance rights figures reflect monies received by record companies from collection societies for licenses granted to third parties for the use of sound recordings in music videos in broadcasting (radio and TV), public performance
(nightclubs, bars, restaurants, hotels) and certain internet uses.

Retail figures are estimates and refer to physical and digital retail sales.

The United States market for recorded music:

2003-2007 YEAR-END SHIPMENTS

MANUFACTURERS' UNIT SHIPMENTS AND RETAIL DOLLAR VALUE
(IN MILLIONS, NET AFTER RETURNS)

                                       16

NOTES:

Source: Recording Industry Association of America.

* 2006 has been updated

(1)  RIAA's reports will no longer reflect shipments of cassette singles

(2)  While broken out for this chart, DVD Video Product is included in the Music
     Video totals

(3)  Includes Singles and Albums

(4)  Includes Master Ringtunes, Ringbacks, Music Videos, Full Length Downloads,
     and Other Mobile

(5)  Weighted Annual Average

(6)  Estimated payments in dollars to artists and record companies distributed by SoundExchange. Amounts based on prior year's collections and airplay

(7)  Units total includes both albums and singles, and does not include subscriptions or royalties

                                       17

SOURCE: 2007 RIAA
YEAR-END SHIPMENT STATISTICS  IS THIS THE SOURCE FOR THE ABOVE TABLES

LATIN MUSIC
MANUFACTURERS' UNIT SHIPMENTS AND DOLLAR VALUE
(In thousands, at suggested list price, net after returns)

Latin music is defined as product 51% or more Spanish language

(1)  Includes DVD music video

                  THE RECORDING INDUSTRY ASSOCIATION OF AMERICA

                              2007 CONSUMER PROFILE

                                       18

(1)  Calendar year 2004 data based upon a combination of survey data collected by Peter Hart Research and The Taylor Research & Consulting Group, Inc.
     includes only partial-year data, as Hart did not interview during the months of March, April, June, and July of 2004. 2004 Channel data derived solely from Taylor August-December interviews.

(2)  "Rap": Includes Rap and Hip-Hop.

(3)  "R&B": Includes R&B, Blues, Dance, Disco, Funk, Fusion, Motown, Reggae,
     Soul.

(4)  "Religious": Includes Christian, Gospel, Inspirational, Religious, and
     Spiritual.

(5)  "Other": Includes Big Band, Broadway Shows, Comedy, Contemporary,
     Electronic, EMO, Ethnic, Exercise, Folk, Gothic, Grunge, Holiday Music
     House Music, Humor, Instrumental, Language, Latin, Love Songs, Mix, Mellow,
     Modern, Ska, Spoken word, Standards, Swing, Top-40, Trip-hop.

(6)  2005 and after channel data based on all purchases made, 2004 and earlier channel data based on only the first purchase made each month

(7)  Internet does not include record club purchases made over the Internet or digital downloads

                                       19

PRODUCT LINE
------------

Identifying Emerging Artists

         The Company's objective is to establish contact with new artists who write their own songs ("singer-songwriters") and produce their own work. We will also independently search for new and existing singer-songwriters to market and produce and will take advantage of the increasing industry consolidation that will leave established artists without contracts. The Company will pursue these artists within established sales and fan bases. The Company may sign these artists to exclusive services agreements or license the artists' products for exploitation in domestic and foreign markets. A primary element of the Company with respect to signing new artists is based upon an exclusive agreement with the artist that encompasses a marketing approach of the whole persona, with revenues to the artist as well as the Company from multiple facets of the artists in the marketplace.

CORPORATE PROMOTIONAL PREMIUMS

         We intend to produce corporate promotions. Instead of providing
"disposable premiums" such as T-shirts and golf balls, we will provide music oriented promotions that fully reflect the brand's positioning and values.

COMPILATIONS IN CD AND DVD FORMAT (REGULAR AND REMIXED)

         We intend to produce and sell music CD and DVD compilations of content derived from established labels with catalogues of popular songs. These would include Billboard, traditional music, holiday and compilations that can also include videos. These compilations will be different from more traditional music compilations because there will be bonus remix tracks by up and coming
DJ/producers. The packaging will be high-quality art: energetic and powerful.

SOUNDTRACKS

         We plan to produce and sell movie soundtracks and videogame soundtracks. In our integrated media marketing model, the soundtrack will be used to market the music contained in the soundtrack and the brands promoting the movie as well as the artist(s).

PUBLISHING

         We plan to place musical compositions in media products such as video games, television and online commercials, other musical works (such as authorized sampling), films, home video, mobile phone ringtones, Internet and wireless streaming and downloads by marketing and promoting our music catalog to producers of these media in new and original ways.

MARKET ANALYSIS
---------------

THE STATE OF THE MUSIC CONSUMER

         Music conglomerates are no longer in control to set the new trends in today's music. Rather the marketplace and increasingly in the internet environment, dictates what consumers want to hear and buy. It is not longer a physical sales market, but a download market.

                                       20

         We believe that the following chart represents the music industry where it was and where it will end up.

DIGITAL AND PHYSICAL DISTRIBUTION

         We will distribute our product through our own website which will have
e-commerce capabilities and by agreement digitally through INgrooves. We believe that this distribution method is a vehicle for new artists to gain exposure in the most cost effective manner.

INTEGRATED MARKETING THROUGH ONLINE EXPOSURE AND EMERGING TECHNOLOGIES

         Our model for integrated marketing is intended to be more than the coordination of an outgoing message between different media and the consistency of the message throughout. We intend to create a marketing plan that captures and uses an extensive amount of customer information in setting and tracking the marketing strategy. We will coordinate all aspects of marketing communication such as branding, advertising, sales promotion, public relations, and direct marketing. We will assess each artist and his target market needs.

                                       21

         We will expose our signed artists in blogs, bulletin boards, social networking websites (myspace.com, facebook.com and digg.com), online photo- and video-sharing (youtube.com), online TV programming, online radio programming, online TV programming, collaborative playlist sharing, and 'personal media'
services sites. Additionally, traditional online marketing methods such as opt-in email lists, paid ad placement, and purchasing "keywords" on popular search engines and cell phone carriers will be utilized. Other platforms, such as mobile media, mobile gaming and videogame synchronization licensing will play an increasing role in developing artist awareness as these newer promotional venues enter the marketplace.

The various facets of our integrated marketing system are:

1.  Situation Analysis: Involves an analysis of the artist's present fan base status.

2.  Target Market Identification: Involves segment analysis to identify an artist's music market using fan base habits and demographics.

3.  Strategies: Based upon the results of our situation analysis and target market identification, we will develop a marketing, sales, and communications strategy.

4.  Tactics: Once the basic strategy is determined, the appropriate marketing tactics can be specified to target the specific markets.

5.  Evaluate Results: Customer responses and new information about music use habits are collected and analyzed to determine the effectiveness of the strategy and tactics.

6.  Once we complete our analysis, we will modify our marketing program as necessary to maximize artist exposure subject to budgetary constraints.

ONLINE EXPOSURE AND EMERGING TECHNOLOGIES
-----------------------------------------

         Our marketing program is designed to focus on market feedback directly from consumers primarily through online means. We believe that consumer empowerment represents the most significant shifts within the music industry. We will see the music industry change from a model based on top-down marketing approach to one where consumers set the criteria and the companies will respond.

We believe that the key to gaining consumer confidence and creating a multi-faceted sales approach is by:

      o  EXPOSURE of music leads to discovery by the consumer, which leads to...

      o  PARTICIPATION by the consumer, which leads to revenues. Resulting in...

EXPOSURE - We will use blogs, bulletin boards, social networking, online photo-
and video-sharing, online TV programming, online radio programming, collaborative playlist sharing, and 'personal media' services sites. We will direct consumers to the sites where our music will be available to download and to our sites. In furtherance of these objectives, we will utilize:

                                       22

      o  Opt-In Lists: To target specific interests.

      o  Paid Placement: To convert to sales by placement on search engines such as Overture, Google and other paid search engines.

      o  Paid Inclusion: To distribute comprehensive product data feeds to multiple search engines, directories, and comparison shopping engines.

      o  Natural Search Engine: To strategically optimize key elements of our web pages to improve natural search rankings.

      o  Optimization: To proactively manage search engine placement based on real-time sales conversion tracking.

      o  Reporting: To monitor sales in real time, view click and click-charge data from the engines and see activity down to the keyword level.

         We will utilize online data mining software and technologies. These advanced information management tools can create, track and report online target markets.

PARTICIPATION - We intend to offer second-generation services available on the
Internet that encourages users/consumers to collaborate and share information online. We intend to build a platform where the consumers can have direct and effective influence regarding our marketing strategies and artist branding.

THE PRODUCTION - For each of our artists, we intend to post proposed recording projects for a period of time and invite the artist's target market for their participation in the development and production process by polling the audience participants for feedback on the artist's sound and image. We intend to engage the consumer by creating an interactive portal. We intend to allow the audience to commune and participate online.

PRIMARY MARKETS

         We intend to focus a portion of our marketing projects on the Latin
Market. We will design and implement an integrated marketing communication plan for each product release.

         The U.S. Latino major markets total 27,174,285. Puerto Rico has a total population of 3,900,000 and will be a primary target of Famous Records.

The U.S. demographics of the primary and secondary markets are listed below:

GEOGRAPHIC AREA      TOTAL POPULATION       HISPANIC OR LATINO        % OF TOTAL
---------------      ----------------       ------------------        ----------

New Mexico                  1,752,719                  765,386            43.67%
California                 32,264,002               10,966,556            33.99%
Texas                      20,337,187                6,669,666            32.80%
Arizona                     4,984,106                1,295,617            25.99%
Nevada                      1,921,829                  393,970            20.50%
New York                   18,386,275                2,867,583            15.60%
Florida                    15,869,258                2,685,245            16.97%
Illinois                   12,184,277                1,530,262            12.56%
TOTAL                     107,699,653               27,174,285            25.23%

                                       23

INTERNATIONAL MARKETS

         Management believes that we will also have opportunities to market, sell and distribute physical products outside the United States. INgroovews has affiliations with companies outside of North America which will administer our program in those countries.

DIGITAL AND PHYSICAL DISTRIBUTION
---------------------------------

DIGITAL DISTRIBUTION

The Company will distribute downloads through its own web properties and strategic alliance with InGrooves. InGrooves is one of the fastest growing independent online and mobile distribution companies, with a network of top music retailers and promotional outlets offering a full range of services including:

      o  ONLINE DISTRIBUTION: iTunes, eMusic, Napster, Rhapsody, Amazon,
         Starbucks, etc.

      o  MOBILE DISTRIBUTION: Major Carriers, Groove Mobile, Boost Mobile,
         Jamba/Jamster, etc.

      o  MARKETING: AOL Music, Yahoo!, iMeem, Clear Channel, Viva Radio, Sony
         PSP, etc.

      o  LICENSING: Nokia, Electronic Arts, CBS, Fox, HBO, Columbia Tristar,
         etc.

         We will in all likelihood not introduce physical distribution of our albums until such time as the artist has proven their commercial success.
Moreover, physical distribution will require greater costs than digital distribution.

                        THE TYPICAL PRICING FOR DOWNLOADS

         It is expected that single-track downloads will increase from 367 million in 2005 to 1.5 billion in 2010. Spending on singles will rise from $363 million in 2005 to $1.7 billion in 2010.

SINGLE DOWNLOAD                      100%               $0.99
---------------                      ----               -----
Downloading Site                    30.00%              $0.30
INgrooves Charge                    10.50%              $0.10
Mechanical Royalties                 9.19%              $0.09
Label Receives                      50.31%              $0.50

ALBUM DOWNLOAD                       100%               $9.99
--------------                       ----               -----
Downloading Site                    30.00%              $3.00
INgrooves Charge                    10.50%              $1.05
Mechanical Royalties                 9.19%              $0.92
Label Receives                      50.31%              $5.02

                                       24

MOBILE DIGITAL DISTRIBUTION

The Company will distribute mobile downloads through a distribution agreement with INgrooves which will act as a liaison between independent labels and music retailers. They service both parties by providing legal, technical and marketing assistance as well as collective bargaining power for the labels. Alternatively, we may directly administer this distribution avenue in connection with providers in the marketplace.

Distributors may offer strategic advantages such as:

      o  A centralized contact for all digital distribution needs

      o  Consolidated monthly payments of royalties

      o  Standardized agreements for all digital music retailers (DMRs)

      o  Encoding and encryption services

      o  Management of related album information (titles, artwork, etc.)

      o  Delivery of all content

      o  Standardized reporting for music purchased

      o  A centralized point for raising issues and concerns

      o  Special marketing programs with each DMR to increase label brand awareness

      o  Better product position in each service and

      o  Better licensing rates and service through collective bargaining

                         THE TYPICAL PRICING FOR MOBILE

Projected ringtone revenue in the marketplace is expected to increase to $1.3 billion by 2010, growing at a 41.6 percent compound annual rate.

RINGTONE DOWNLOAD                   100%            $3.21
-----------------                   ----            -----
Downloading Site                   65.00%           $1.94
INgrooves Charge                    5.00%           $0.15
Mechanical Royalties                9.19%           $0.27
Label Receives                     11.79%           $0.85

Flat Rate Subscriber Streaming Services (Rhapsody, Musicnet, Napster, MusicMatch
etc.):

      o  Subscribers pay $10/month for unlimited streaming of songs.

      o  Every time a song is streamed, INgrooves receives 1 cent.

      o  Less 15% fee for INgrooves services.

      o  Label gets: .85 cents per stream

      o  NOTE: These types of services often also sell downloads and CD burns.
         The payment breakdown for these is similar to flat rate downloads.

                                       25

                     THE TYPICAL PRICING FOR CD DISTRIBUTION

ALBUM SALE                          100%            $8.28
----------                          ----            -----
Distribution Cost                  25.00%           $2.07
Free Goods                         15.00%           $1.24
Mfg CD  Packaging                  18.12%           $1.50
Line Charge                         1.00%           $0.08
Mechanical Royalties               10.99%           $0.91
Label Receives                     29.89%           $2.48

FINANCING:

         In order to fully implement the first phase of Famous Records' business plan, an affiliate of our chief executive officer has agreed to loan Beta the sum of $50,000. The loan will provide for interest at the rate of 8% per annum, be secured by the Company's assets and may be converted into shares of common stock at a price of $.01 per share. To implement the second phase, we will need to secure additional capital. We estimate that we will require approximately
$1,000,000 to fully implement our business plan. To the extent that we cannot secure this financing, management will have to identify those potential revenue sources which offer the most likely success.

                             DESCRIPTION OF PROPERTY

LOCATION:

         Our administrative office is located in Burbank, California. An affiliate of our chief executive officer, the Tucker Family Spendthrift Trust, provides this space to the Company at a cost of $1,500 per month. Included within this cost are telephone and fax lines, computers and other related office equipment.

         Our operational headquarters are located in Coral Springs at the personal residence of Mr. Collins, the president of Famous Records. Mr. Collins provides this space rent free. We believe that this space is sufficient to meet our short term needs. We do not believe that there will be any problem in securing office space at a commercially reasonable rate when our business requires additional space.

                                LEGAL PROCEEDINGS

         The Registrant is not a party to any pending legal proceeding.

                    MARKET PRICE FOR COMMON STOCK AND RELATED
                               STOCKHOLDER MATTERS

         There is currently no public trading market for the Registrant's common stock. While the company hopes to become a fully reporting company when its operations and revenues are sufficient, and to apply for trading of its shares on the Over-the-Counter Bulletin Board (commonly known as the OTCBB). The
Company can provide no assurance that these efforts will be successful.

         The Registrant currently has six shareholders. Upon distribution of the shares included in this registration statement, there will be approximately 140 holders of the Registrant's common stock.

                                       26

         The Registrant has not declared any cash dividends on its common stock since the company's inception and does not anticipate doing so in the foreseeable future.

         The Registrant does not have any equity compensation plan, and so there are no such shares authorized for issuance.

            MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

FORWARD LOOKING STATEMENTS

         The statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities
Litigation Reform Act. Forward-looking statements are made based upon management's current expectations and beliefs concerning future developments and their potential effects upon the Company. There can be no assurance that future developments affecting the Company will be those anticipated by management.
Actual results may differ materially from those included in the forward-looking statements.

         You should not assume that the information contained in this prospectus is accurate as of any date other than the date set forth on the cover. Changes to the information contained in this prospectus may occur after that date and the Company does not undertake any obligation to update the information unless required to do so by law.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.

GENERAL

         We are a developmental stage company. We operate our business through our wholly owned subsidiary, Famous Records Corp. Famous Records is a development stage company that is engaged in the business of "branding"
recording artists. Famous Records plan is to sign artists to contracts in which the artist is brought into the process as part of the "team." The artist will participate in achieving the business goals while at the same time reinforce their creative energies. Our goal is to focus on a different aspect of emerging opportunities in the music industry. We will primarily rely on digital distribution of music. In this way, we will be able to tap a worldwide market with limited costs.

         We have to date relied on advances made to the Company by our president and/or affiliated entities of our president who have advanced a total of
$22,187. On March 31, 2008, this note was converted into 2,160,087 shares of our common stock. There can be no assurance that Ms. Tucker, or any affiliate, will continue to make these advances. If we cannot identify additional funding sources in the future and we do not generate revenues in excess of our expenses, there is a substantial likelihood that we will have to cease operations.

         Over the next twelve months, we plan to market and promote the services offered by Famous Records. We intend to rely on word of mouth referrals and use the personal contacts of Jeffrey Collins, the principal executive officer of
Famous Records, and our Board of Directors, to expand operations. If revenues are sufficient, we may also rely on display advertising in trade journals.

                                       27

         We will need to raise additional funds, either from loans from our officers or other debt sources. We may also raise additional funds through the sale of our common stock. No assurance can be provided however, that such additional funding will be available, or if available, on terms acceptable to the Company.

RESULTS OF OPERATIONS

         For the three and nine months ended September 30, 2008, we had a net loss of $7,971 and $27,630 respectively. For the three and nine months ended
September 30, 2007, we had a net loss of $12,703 as we had no operations or expenses during the period January 1, 2007 through June 30, 2007, From date of
Inception (July 5, 2006) through September 30, 2008 we have a cumulative loss totaling $49,252. We had no revenues for the three and nine months ended
September 30, 2008. Total revenues to date are $2,760. These revenues were generated from our prior business activities and not from the operations of
Famous Records.

LIQUIDITY AND CAPITAL RESOURCES.

         At September 30, 2008 we had cash of $1,250 and current liabilities of
$1,264. We have a working capital deficit of $14.00. We have no other liabilities. We will need to generate revenues in excess of ongoing expenses and/or raise additional capital in order for us to implement our business plan.

OFF BALANCE SHEET ARRANGEMENTS.

         We do not have any off-balance sheet arrangements.

           CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
                            AND FINANCIAL DISCLOSURE

None.

                QUANTITATIVE AND QUALITATIVE DISCLOSURE REGARDING
                                   MARKET RISK

Not applicable.

                 DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

NAME                                    POSITION

Michelle Tucker                         CEO/CFO/Pres/Sec/Treas/Director

Marshall Freeman                        Director

Francisco Del                           Director

Jeffrey  Collins                        President/Director: Famous Records

                                       28

         MICHELLE TUCKER, age 49, serves as our sole officer and serves on our
Board of Directors. She also serves as an officer and director of Apollo
Entertainment Group, Inc. Prior thereto, she served as the president and a director of Pop Starz Records, Inc and as the president and director of Pop
Starz Inc. Ms. Tucker received a Bachelor of Science Degree in Criminal Justice from the University of Florida in 1979. From 1984 to 1986, Ms Tucker continued
her education toward a Masters Degree by attending Florida Atlantic University and Florida International University

         JEFFREY COLLINS, age 67, serves as the president of Famous Records and serves on the Famous Records Board of Directors. He is also an officer of Alpha
Music Group, Inc. Mr. Collins has over 50 years working in various divisions of the music industry. He began his career in the United Kingdom where he owned a chain of record stores, a wholesale distribution company and a record label. He has produced records and worked with many major label record companies including
MCA and Jive records. Mr. Collins holds degrees from both Leeds College of
Commerce and the University of London.

         FRANCISCO DEL, age 38, who is professionally known as "Del," serves as a director of the Company. He has held similar positions in Beta Music Group,
Inc., and Pop Starz Records, all affiliated entities. An independent singer-songwriter-producer, Mr. Del was the free-lance producer on Jon Secada's
2005 recordings for Big 3 Records and also wrote songs for Big Band Radio during that year. In addition, he won a 2005 Telly Award for his performance of
"Careless Whisper." During 2004 he wrote songs for Pitbull on TVT Records. In
2003, he formed a production company, B Smooth Productions, with Dennis
Dellinger, and together they produced Del's debut CD, "Go All Night,." Mr. Del continues to work as a producer for R&B artists.

         MARSHALL FREEMAN, age 26, serves as a director. Since 2003, Mr. Freeman has served as President of JamRock Entertainment Group, Inc. in Miami Florida.
Mr. Freeman has knowledge of logistical and technical aspects of performances, concerts, recordings and events; worked with various recording artists within the entertainment industry; worked as Creative Director of national championship dance theatre; choreographed numerous events, concerts, dancers, parades and events; worked on various music videos; worked as dance instructor for various camps and schools.

FAMILY RELATIONSHIPS.

         There are no family relationships among the Registrant's directors and executive officers.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS.

         During the past five years, no director, executive officer, promoter or control person of the Registrant has been involved in any bankruptcy proceeding;
been convicted in or is subject to any criminal proceeding; is subject to any order, judgment or decree in any way limiting his or her involvement in any type of business, in securities or banking activities; or been found by a court of competent jurisdiction (in a civil action), the Securities & Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

                                       29

                             EXECUTIVE COMPENSATION

         Effective October 1, 2008 we entered into an employment agreement with
Michelle Tucker which provides for a monthly salary of $3,000 in consideration for her serving as our chief executive officer. Until such time as we generate revenues from operations, salary due Ms. Tucker will either accrue her salary or be offered the opportunity to convert accrued salary into shares of common stock as determined by the Board of Directors. The employment agreement is at will.
Ms. Tucker also receives 5,000 shares of common stock per month in consideration for her serving as the Company's chief financial officer.

         Also on October 1, 2008, Famous Records entered into a three year employment agreement with Jeffrey Collins to serve as its president. The agreement provides in part for a salary of $4,000 per month. Mr. Collins was also issued 1,230,942 shares of our common stock. The shares of our common stock are subject to forfeiture on a pro rata basis if Mr. Collins does not fulfill the term of his employment agreement.

         As an inducement for each individual appointed to our Board of
Directors, we entered into director agreements with each board member. The director agreements provide that each Board member will receive monthly , 5,000 shares of our common stock. In the event that committees of our Board of
Directors are established, each committee chairman will receive an additional
5,000 shares of common stock per month and an additional 1,250 shares per month for serving on a committee.

                              CORPORATE GOVERNANCE

         We have three directors. We do not have an audit committee, compensation committee or nominating committee. We do not have sufficient funds to secure officer and directors insurance and we do not believe that we will be able to retain an independent Board of Directors in the immediate future. We do not believe that we will be able to attract independent board members until such time as a market for our common stock develops.

                                       30

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS.

         As of September 30, 2008 the only persons who are the beneficial owners of more than five percent of any class of the Registrant's voting securities, and those securities held by our officers and directors are as follows:

                 Name & Address of             Amount & Nature of     Percent of
Title of Class   Beneficial Owner              Beneficial Owner(2)      Class
--------------   ---------------------------   -------------------    ----------

Common Stock     Pop Starz Records, Inc.            1,769,281            26.6%
                 150 E. Angeleno Ave.
                 # 1426
                 Burbank, CA 91502 (1)(2)

Common Stock     Tucker Family                      3,314,987            48.7%
                 Spendthrift Trust(1)(2)
                 150 E. Angelino Ave.
                 #1426
                 Burbank, CA  91502

Common Stock     Michelle Tucker(2)                   400,000             5.9%
                 150 E. Angelino Ave.
                 #1426
                 Burbank, CA  91502

Common Stock     Francisco Del(2)                      50,000            0.74%
                 3921 N Meridian Ave
                 Suite A
                 Miami Beach, FL 33139

Common Stock     Marshall Freeman(2)                   35,000            0.51%
                 425 S. 21 Ave
                 Hollywood, FL 33020

Common Stock     Jeffrey Collins(2)(3)              1,230,942            18.1%
                 5645 Coral Ridge Drive, #207
                 Coral Springs, FL 33076

(1) Michelle Tucker is the president of Pop Starz Records. Ms. Tucker, together with the Tucker Family Spendthrift Trust, which she is the co-trustee, are the principal shareholders of Beta Music Group, owning approximately 81.2%
    of the currently issued and outstanding shares of common stock

(2) All shares of common stock are owned directly

(3) Jeffrey Collins is the chief executive officer of Famous Records

CHANGES IN CONTROL.

         None.

                                       31

                        TRANSACTIONS WITH RELATED PARTIES

         Through December 31, 2007 we borrowed a total of $21,601 from the
Tucker Family Spendthrift Trust and other affiliated entities. On March 31, 2008 we issued 2,160,087 shares of common stock as repayment for these obligations.

         On April 18, 2008, the Company entered into a month to month lease agreement with a related party. The monthly rent is $1,500. Rental expense included in the accompanying financial statements for the nine months ended
September 30, 2008 is $8,250. Prior to that date, the Company had been provided office space, telephone and secretarial services from a related party, without charge. In September 2008, the Company issued 825,000 as payment for the rent expense.

         In September 2008, the Company issued 281,590 shares to the Tucker
Family Spendthrift Trust as repayment of advances made to the Company through
September 4, 2008 totaling $2,815.90.

         Also on September 4, 2008 we issued 20,000 shares of common stock for officer and director fees.

         On October 1, 2008, the Company entered into an employment agreement whereby Michelle Tucker is to receive compensation in the amount of $3,000 per month for her services as President of the Company. On October 22, 2008, the
Board of Directors approved the issuance of 300,000 common shares to Michelle
Tucker as consideration for her services for October.

         On October 1, 2008, the Company, through its subsidiary Famous Records
Corp., entered into an employment agreement and a Director agreement with
Jeffery Collins to act as President to Famous and as a member of the Board of
Directors of Famous. Collins is to receive compensation in the amount of $4,000 per month for his services as President of Famous. Additionally, on October 22,
2008, the Board of Directors approved the issuance of 1,230,942 shares of
Company common stock to Jeffery Collins

BOARD MEMBER COMPENSATION:

         Each of our directors our compensated for serving on our Board of
Directors as follows:

      o  For basic service as a member of our Company's board of directors, 5000 shares per month

      o  For service, as chairperson of any committee, 2,500 shares per month

      o  For service, on any other committee an additional 1250 shares per month

         Currently, we do not have any committees of our Board of Directors.

         The Company believes that the terms and conditions of all related party transactions are no less burdensome than those terms that would be imposed on the Company by a third party lender given our limited capital and operating history.

                                       32

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

         The Registrant has made no express indemnification provision for directors, officers or controlling persons against liability under the
Securities Act of 1933 (the "Securities Act"). The Company will however provide indemnification for all reasonable actions taken by a director in good faith to the fullest extent legally permitted, and exclude actions involving fraud or bad faith. In addition, Florida corporate law (Florida Statutes ss. 607.0831)
shields directors from liability for monetary damages unless a director's breach of or failure to perform his duties as a director constitutes a violation of the criminal law (unless the director has reasonable cause to believe his conduct was lawful or had no reasonable cause to believe it was unlawful) or involves a transaction from which the director derived an improper personal benefit either directly or indirectly. The Registrant does not indemnify its officers.

         Insofar as indemnification for liabilities arising under the Securities
Act may be available to directors, officers and controlling persons of the
Registrant pursuant to any provision or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed a registration statement on Form S-1 with the SEC with respect to the shares of our common stock being registered hereunder. This prospectus, which is a part of such registration statement, does not include all of the information that you can find in such registration statement or the exhibits to such registration statement. You should refer to the registration statement, including its exhibits and schedules, for further information about us and our common stock. Statements contained in this prospectus as to the contents of any contract or document are not necessarily complete and, if the contract or document is filed as an exhibit to a registration statement, is qualified in all respects by reference to the relevant exhibit.

         We will file annual, quarterly and current reports, proxy statements and other information with the SEC. The registration statement is, and any of these future filings with the SEC will be, available to the public over the
Internet on the SEC's website at www.sec.gov . You may read and copy any filed document at the SEC's public reference rooms in Washington, D.C. at 100 F
Street, N.E., Washington, D.C. 20549 and at the SEC's regional offices. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms.

                                       33

                             BETA MUSIC GROUP, INC.

           (FORMERLY KNOWN AS THE NEXT POP STAR, INC.) AND SUBSIDIARY

                          (A DEVELOPMENT STAGE COMPANY)

                              FINANCIAL STATEMENTS

                     FOR THE PERIOD ENDED SEPTEMBER 30, 2008
                                   (UNAUDITED)

                                       F-1

MOORE & ASSOCIATES, CHARTERED
  ACCOUNTANTS AND ADVISORS
  ------------------------
    PCAOB REGISTERED

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
             -------------------------------------------------------

To the Board of Directors
Beta Music Group, Inc.
(fka The Next Pop Star, Inc.) and Subsidiary
(A Development Stage Company)

We have reviewed the accompanying condensed consolidated balance sheets of Beta
Music Group, Inc. (f.k.a. The Next Pop Star, Inc.) and Subsidiary as of
September 30, 2008, and the related condensed consolidated statements of operations, stockholders' equity (deficit), and cash flows for the three-month and nine-month period ended September 30, 2008 and September 30, 2007 and from inception July 5, 2006 through September 30, 2008. These interim financial statements are the responsibility of the Corporation's management.

We conduct our reviews in accordance with the standards of the Public Company
Accounting Oversight Board (United States). A review of interim financial information consists of principally applying analytical procedures and making inquiries of persons responsible for the financials and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the
objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to such condensed consolidated financial statements for them to be in conformity with accounting principles generally accepted in the United States of
America.

We have previously audited, in accordance with standards of the Public Company
Accounting Oversight Board (United States), the balance sheets of Beta Music
Group, Inc. (f.k.a. The Next Pop Star, Inc.) and Subsidiary as of December 31,
2007 and December 31, 2006, and the related statements of income, stockholders'
equity and cash flows for the years then ended (not presented herein); and in our report dated June 4, 2008, we expressed an opinion with a going concern paragraph on those financial statements. In our opinion, the information set forth in the accompanying balance sheets as of December 31, 2007 and December
31, 2006 is fairly stated, in all material respects, in relations to the balance sheets from which it has been derived.

/S/ MOORE & ASSOCIATES, CHARTERED
Moore & Associates, Chartered
Las Vegas, Nevada
November 19, 2008

                6490 WEST DESERT INN RD, LAS VEGAS, NEVADA 89146
                        (702) 253-7499 FAX: (702)253-7501
                ================================================

                                       F-2

                             BETA MUSIC GROUP, INC.
           (FORMERLY KNOWN AS THE NEXT POP STAR, INC.) AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                     September 30,  December 31,
                                                         2008           2007
                                                     ------------   ------------
                                                      (unaudited)

                                     ASSETS
Current Assets:
   Cash ..........................................      $  1,250      $     79
                                                        --------      --------

   Total Assets ..................................      $  1,250      $     79
                                                        ========      ========

                      LIABILITIES AND STOCKHOLDER'S EQUITY

Current Liabilities:
Accounts payable .................................      $  1,250      $      -
Accounts payable-related parties .................            14        21,601
                                                        --------      --------
   Total Current Liabilities .....................         1,264        21,601
                                                        --------      --------

   Total Liabilities .............................         1,264        21,601
                                                        --------      --------

Stockholder's Equity
   Common stock, $.01 par value 100,000,000
    authorized 4,923,768 and 10,000 issued and
    outstanding, respectively ....................        49,238           100
   Additional Paid in Capital ....................             -             -
   Deficit Accumulated in the Development Stage ..       (49,252)      (21,622)
                                                        --------      --------
      Total Stockholder's Equity .................           (14)      (21,522)
                                                        --------      --------
   Total Liabilities and Stockholder's Equity ....      $  1,250      $     79
                                                        ========      ========

               See Accompanying Notes to the Financial Statements

                                       F-3

                                           BETA MUSIC GROUP, INC.
                         (FORMERLY KNOWN AS THE NEXT POP STAR, INC.) AND SUBSIDIARY
                                       (A DEVELOPMENT STAGE COMPANY)
                              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                                (UNAUDITED)

                                                                                               From
                                                                                           July 5, 2006
                                 Three Months Ended            Nine Months Ended        (Date of Inception)
                            September 30,  September 30,  September 30,  September 30,    to September 30,
                                 2008           2007           2008          2007              2008
                             -----------   -------------  -------------  -------------  -------------------

Revenue ..................   $         -    $       866    $         -    $       866       $     2,760

Cost of sales ............             -          1,193              -          1,193             2,251
                             -----------    -----------    -----------    -----------       -----------

Gross profit .............             -           (327)             -           (327)              509

General administrative
   expenses ..............         7,971         12,376         27,630         12,376            49,761
                             -----------    -----------    -----------    -----------       -----------

Income (loss) before
   provision for income
   tax ...................        (7,971)       (12,703)       (27,630)       (12,703)          (49,252)
                             -----------    -----------    -----------    -----------       -----------

Income tax expense .......             -              -              -              -                 -
                             -----------    -----------    -----------    -----------       -----------

Net Loss .................   $    (7,971)   $   (12,703)   $   (27,630)   $   (12,703)      $   (49,252)
                             ===========    ===========    ===========    ===========       ===========

Basic and Diluted Loss per
  per Common Share .......   $     (0.00)   $     (1.27)   $     (0.01)   $     (1.27)      $     (0.07)
                             ===========    ===========    ===========    ===========       ===========

Basic and Diluted Weigted
   Average Common Shares
   Outstanding ...........     3,576,993         10,000      2,213,426         10,000           756,278
                             ===========    ===========    ===========    ===========       ===========

                             See Accompanying Notes to the Financial Statements

                                                    F-4

                                          BETA MUSIC GROUP, INC.
                        (FORMERLY KNOWN AS THE NEXT POP STAR, INC.) AND SUBSIDIARY
                                       (A DEVELOPMENT STAGE COMPANY)
                         CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY

                                                                                 Deficit
                                                                               Accumulated
                                                                                 in the          Total
                                         Common                   Paid in      Development   Stockholder's
                                          Stock       Amount      Capital         Stage         Equity
                                       ----------   ----------   ----------    -----------   -------------

Balance, July 5, 2006,
  date of inception ................            -   $        -   $        -    $        -    $        -
Proceeds from Founders shares
  issued on July 14, 2006
  at $.01 per share ................       10,000          100            -             -           100
Net Loss ...........................            -            -            -          (100)         (100)
                                       ----------   ----------   ----------    ----------    ----------
Balance December 31, 2006 ..........       10,000          100            -          (100)            -
Net Loss ...........................            -            -            -       (21,522)      (21,522)
                                       ----------   ----------   ----------    ----------    ----------
Balance, December 31, 2007 .........       10,000          100            -       (21,622)      (21,522)
Shares issued for conversion
  of accounts payable-related
  parties at $.01 per share on
  March 31, 2008 ...................    2,160,087       21,601            -             -        21,601
Shares issued for conversion
  of accounts payable-related
  party at $.01 per share on
  April 24, 2008 ...................      244,000        2,440            -             -         2,440
Shares issued for conversion
  of accounts payable-
  related party and accrued
  wages-related parties on
  May 27, 2008 .....................    1,000,091       10,001            -             -        10,001
Shares issued for conversion
  of accounts payable-related
  party and accrued wages-related
  parties on August 21, 2008 .......      383,000        3,830            -             -         3,830
Shares issued for conversion
  of accounts payable-related
  party and accrued wages-related
  parties on September 4, 2008 .....    1,126,590       11,266            -             -        11,266
Net Loss (unaudited) ...............            -            -            -       (27,630)      (27,630)
                                       ----------   ----------   ----------    ----------    ----------
                                        4,923,768   $   49,238   $        -    $  (49,252)   $      (14)
                                       ==========   ==========   ==========    ==========    ==========

                            See Accompanying Notes to the Financial Statements

                                                    F-5

                                       BETA MUSIC GROUP, INC.
                     (FORMERLY KNOWN AS THE NEXT POP STAR, INC.) AND SUBSIDIARY
                                    (A DEVELOPMENT STAGE COMPANY)
                           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                             (UNAUDITED)

                                                                                        From
                                                                                    July 5, 2006
                                                        Nine Months Ended        (Date of Inception)
                                                   September 30,  September 30,    to September 30,
                                                        2008          2007              2008
                                                   -------------  -------------  -------------------

OPERATING ACTIVITIES:
Net income (loss) ..............................     $(27,630)      $(12,703)         $(49,252)
Adjustments to reconcile net income (loss) to
  net provided (used) by operating activities: .            -              -                 -
    Stock issued for payment accounts payable-
      related party ............................       49,138              -            49,138
    Changes in Assets and Liabilities:
      Accounts receivable ......................            -           (866)                -
      Prepaid expenses .........................            -         (6,733)                -
      Accounts payable .........................        1,250              -             1,250
      Accounts payable-related parties .........      (21,587)        22,153                14
      Deferred revenue .........................            -          1,000                 -
                                                     --------       --------          --------
Net Cash Provided (Used) by Operating Activities        1,171          2,851             1,150
                                                     --------       --------          --------

INVESTING ACTIVITIES
  Investment in common stock of subsidiary .....         (281)             -              (281)
                                                     --------       --------          --------
                                                         (281)             -              (281)
                                                     --------       --------          --------

FINANCING ACTIVITIES: ..........................            -              -               100
                                                     --------       --------          --------
  Proceeds from issuance of common stock .......            -              -               100
                                                     --------       --------          --------
Net Cash Provided by Financing Activities

  Net Increase in Cash .........................          890          2,851               969
                                                     --------       --------          --------

Cash at Beginning of Period ....................           79              -                 -
                                                     --------       --------          --------
Cash at End of Period ..........................     $    969       $  2,851          $    969
                                                     ========       ========          ========

Supplemental Disclosures:
  Cash paid for income taxes ...................     $      -       $      -          $      -
                                                     ========       ========          ========
  Cash paid for interest .......................     $      -       $      -          $      -
                                                     ========       ========          ========

  Non Cash Transactions:
    Shares issued for conversion of
     accounts payable-related party ............     $ 49,138       $      -          $ 49,138
                                                     ========       ========          ========

                         See Accompanying Notes to the Financial Statements

                                                 F-6

                             BETA MUSIC GROUP, INC.
           (FORMERLY KNOWN AS THE NEXT POP STAR, INC.) AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, NATURE OF OPERATIONS AND USE
OF ESTIMATES:

NATURE OF BUSINESS AND BASIS OF PRESENTATION

Beta Music Group, Inc. (Formerly known as The Next Pop Star, Inc.) ("the
Company") was incorporated in the State of Florida on July 5, 2006 under the name Pop Starz Productions, Inc. On November 14, 2007, the Company changed its name to The Next Pop Star, Inc. On October 23, 2008, the Company filed an
Article of Amendment to its Articles of Incorporation changing its name again to
Beta Music. Group, Inc. The principal business purpose of the Company is producing live entertainment competitions (in installments or episodes) to be taped and/or filmed for distribution by television and/or internet means and become a reporting company under federal securities laws with a publicly-traded class of securities.

On August 21, 2008, the Company filed Articles of Incorporation in the State of
Florida for Famous Records, Corp. ("Famous" ) Famous' principal business purpose is to commercially release and promote finished "Master" recordings for distribution on an exclusive basis during a specific term to record stores, other non traditional outlets and digitally through downloads & ringtones. At
September 30, 2008, Famous is wholly owned by Beta Music Group, Inc.

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information.
Accordingly, they do not include all the information and footnotes required by generally accepted accounting principals for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for fair presentation have been included.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Beta Music Group,
Inc. and its wholly owned subsidiary Famous Records, Corp. All intercompany accounts and transactions have been eliminated in consolidation

NOTE 2: AGREEMENTS

In August and September 2008, Famous entered into Pressing and Distribution license agreements. The agreements have five year terms, which commence on the date of each CD or DVD released. The Company will act as the record label whereby the Company agrees to have an album commercially released within six months following all finished product being submitted and accepted. The Company will be responsible for all digital and download sales. The Company will receive fifty percent of all advances and royalties derived from overseas export sales under the agreements and forty percent on all domestic sales. The royalties will be calculated after any manufacturing costs incurred by the Company.

                                       F-7

                             BETA MUSIC GROUP, INC.
           (FORMERLY KNOWN AS THE NEXT POP STAR, INC.) AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3: RELATED PARTY TRANSACTIONS

On July 14, 2006, in connection with the formation of the Company, the founder of the Company received 10,000 shares of common stock from the Company for an aggregate of $100 or $.01 per share.

At December 31, 2007 accounts payable-related parties consisted of the following:

Due to Tucker Family Spendthrift Trust   $ 3,601
Due to Pop Starz, Inc. ...............    18,000
                                         -------
                                         $21,601
                                         =======

On March 31, 2008, the Company issued 2,160,087 shares of common stock as repayment for the above noted accounts payable-related parties.

In January 2008, the Company entered into an agreement with an officer to issue
5,000 shares of common stock per month as payment for acting as Chief Financial
Officer.

In January 2008,, the Company entered into an agreement with a director of the
Company to issue 5,000 shares of common stock to the director for his services as a board member.

In April 2008 another member was elected to the board of directors. The company has agreed to issue 5,000 shares per month to the director for his services as a member of the board.

On April 18, 2008, the Company entered into a month to month lease agreement with a related party. The monthly rent is $1,500. Rental expense included in the accompanying financial statements for the nine months ended September 30, 2008 is $8,250. Prior to that date, the Company had been provided office space, telephone and secretarial services from a related party, without charge. In
September 2008, the Company issued 825,000 as payment for the rent expense.

In May 2008, the Company issued 60,000 shares of common stock in relation to the aforementioned agreements.

In August 2008, the Company issued 85,000 shares to the Board Members and
Officer of the Company for their services through August 2008.

In September 2008, the Company issued 281,590 shares to the Tucker Family
Spendthrift Trust as repayment of advances made to the Company through September
4, 2008 totaling $2,815.90. The Company also issued 20,000 shares to the Board
Members and Officer of the Company for their services in September 2008.

                                       F-8

                             BETA MUSIC GROUP, INC.
           (FORMERLY KNOWN AS THE NEXT POP STAR, INC.) AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4: STOCKHOLDERS' EQUITY

At September 30, 2008, the authorized capital of the Company consists of
100,000,000 shares of common stock with a par value of $.01. There were
4,923,768 shares of common stock issued and outstanding at September 30, 2008.

NOTE 5: GOING CONCERN

The accompanying financial statements have been prepared assuming that the
Company will continue as a going concern. The Company does not have sufficient working capital for its planned activity, which raises substantial doubt about its ability to continue as a going concern.

Continuation of the company as a going concern is dependent upon obtaining additional working capital and the management of the Company has developed a strategy, which it believes will accomplish this objective through short-term loans from its shareholders or other related entities and additional equity investments, which will enable the Company to continue operations for the coming year.

NOTE 6: SUBSEQUENT EVENTS

On October 1, 2008, the Company entered into an employment agreement whereby
Michelle Tucker is to receive compensation in the amount of $3,000 per month for her services as President of the Company. On October 22, 2008, the Board of
Directors approved the issuance of 300,000 common shares to Michelle Tucker as consideration for her services for October.

On October 1, 2008, the Company, through its subsidiary Famous Records Corp., entered into an employment agreement and a Director agreement with Jeffery
Collins to act as President to Famous and as a member of the Board of Directors of Famous. Collins is to receive compensation in the amount of $4,000 per month for his services as President of Famous. Additionally, on October 22, 2008, the
Board of Directors approved the issuance of 1,230,942 shares of Company common stock to Jeffery Collins in relation to his employment agreement. The Company shares vest over a period of three years, and should his employment with Famous cease prior to the end of the three year term, the shares are subject to forfeiture on a pro-rata basis. Per the terms of his Director Agreement, Mr.
Collins is to receive 5,000 shares of Famous common stock per month for being a member of the Board of Directors of Famous. Additionally, if he should serve as
Chairman of any committee, he shall receive 2,500 Famous shares per month, and for service on any other committee he shall receive an additional 1,250 Famous shares per month.

On October 20, 2008, the Company filed an amendment to the Articles of
Incorporation changing the name of the Company to Beta Music Group, Inc.

                                       F-9

                             THE NEXT POP STAR, INC.

                 (A WHOLLY OWNED SUBSIDIARY OF POP STARZ, INC.)

                          (A DEVELPOMENT STAGE COMPANY)

                              FINANCIAL STATEMENTS

                 FOR THE YEARS ENDED DECMEBER 31, 2007 AND 2006

                                      F-10

MOORE & ASSOCIATES, CHARTERED
  ACCOUNTANTS AND ADVISORS
  ------------------------
      PCAOB REGISTERED

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
             -------------------------------------------------------

TO THE BOARD OF DIRECTORS
THE NEXT POP STAR, INC.
(A WHOLLY OWNED SUBSIDIARY OF POP STARZ, INC.)
(A DEVELOPMENT STAGE COMPANY)

We have audited the accompanying balance sheets of The Next Pop Star, Inc. (A
Development Stage Company) as of December 31, 2007 and December 31, 2006, and
the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 2007 and December 31, 2006 and since inception on
July 5, 2006 through December 31, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company
Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Next Pop Star, Inc. (A
Development Stage Company) as of December 31, 2007 and December 31, 2006, and
the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 2007 and December 31, 2006 and since inception on
July 5, 2006 through December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the
Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has an accumulated deficit of $953,813, which raises substantial doubt about its ability to continue as a going concern.
Management's plans concerning these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ MOORE & ASSOCIATES, CHARTERED

Moore & Associates Chartered
Las Vegas, Nevada
June 4, 2008

               2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146
                        (702) 253-7499 Fax (702) 253-7501
               --------------------------------------------------

                                      F-11

                             THE NEXT POP STAR, INC.
                   WHOLLY OWNED SUBSIDIARY OF POP STARZ, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                                 BALANCE SHEETS

                                                     December 31,   December 31,
                                                         2007          2006
                                                     ------------   ------------

                                     ASSETS
Current Assets:
   Cash ..........................................     $     79       $      -
                                                       --------       --------

   Total Assets ..................................     $     79       $      -
                                                       ========       ========

                      LIABILITIES AND STOCKHOLDER'S EQUITY

Current Liabilities:
Accounts payable-related parties .................     $ 21,601       $      -
                                                       --------       --------
   Total Current Liabilities .....................       21,601              -
                                                       --------       --------

   Total Liabilities .............................       21,601              -
                                                       --------       --------

Stockholder's Equity
   Common stock, $.01 par value 100,000,000
    authorized 10,000 issued and outstanding .....          100            100
   Additional Paid in Capital ....................            -              -
   Deficit Accumulated in the Development Stage ..      (21,622)          (100)
                                                       --------       --------
      Total Stockholder's Equity .................      (21,522)             -
                                                       --------       --------
        Total Liabilities and Stockholder's Equity     $     79       $      -
                                                       ========       ========

               See Accompanying Notes to the Financial Statements

                                      F-12

                                        THE NEXT POP STAR, INC.
                              WHOLLY OWNED SUBSIDIARY OF POP STARZ, INC.
                                     (A DEVELOPMENT STAGE COMPANY)
                                       STATEMENTS OF OPERATIONS

                                                                     From                 From
                                                                 July 5, 2006         July 5, 2006
                                                              (Date of Inception)  (Date of Inception)
                                                December 31,    to December 31,      to December 31,
                                                    2007             2006                 2007
                                                ------------  -------------------  -------------------

Revenue .....................................     $  2,760         $      -             $  2,760

Cost of sales ...............................        2,251                -                2,251
                                                  --------         --------             --------

Gross profit ................................          509                -                  509

General administrative expenses .............       22,031              100               22,131
                                                  --------         --------             --------

Income (loss) before provision for income tax      (21,522)            (100)             (21,622)
                                                  --------         --------             --------

Income tax expense ..........................            -                -                    -
                                                  --------         --------             --------

Net Loss ....................................     $(21,522)        $   (100)            $(21,622)
                                                  ========         ========             ========

Basic and Diluted Loss per Common Share .....     $  (0.46)        $      -             $      -
                                                  ========         ========             ========

Basic and Diluted Weigted Average
  Common Shares Outstanding .................       10,000           10,000               10,000
                                                  ========         ========             ========

                          See Accompanying Notes to the Financial Statements

                                                 F-13

                                  THE NEXT POP STAR, INC.
                         WHOLLY OWNED SUBSIDIARY OF POP STARZ, INC.
                               (A DEVELOPMENT STAGE COMPANY)
                             STATEMENTS OF STOCKHOLDER'S EQUITY

                                                                  Deficit
                                                                Accumulated
                                                                  in the         Total
                                 Common               Paid in   Development   Stockholder's
                                 Stock      Amount    Capital      Stage         Equity
                                --------   --------   -------   -----------   -------------

Balance, July 5, 2006,
 date of inception ..........          -   $      -   $     -    $      -       $      -

Proceeds from Founders shares
 issued on July 14, 2006 ....     10,000        100         -           -            100

Net Loss ....................          -          -         -        (100)          (100)
                                --------   --------   -------    --------       --------
Balance December 31, 2006 ...     10,000        100         -        (100)             -

Net Loss ....................          -          -         -     (21,522)       (21,522)
                                --------   --------   -------    --------       --------
Balance, December 31, 2007 ..     10,000   $    100   $     -    $(21,622)      $(21,522)
                                ========   ========   =======    ========       ========

                     See Accompanying Notes to the Financial Statements

                                            F-14

                                            THE NEXT POP STAR, INC.
                                  WHOLLY OWNED SUBSIDIARY OF POP STARZ, INC.
                                         (A DEVELOPMENT STAGE COMPANY)
                                           STATEMENTS OF CASH FLOWS

                                                                             From                 From
                                                                         July 5, 2006         July 5, 2006
                                                                      (Date of Inception)  (Date of Inception)
                                                        December 31,    to December 31,      to December 31,
                                                            2007             2006                 2007
                                                        ------------  -------------------  -------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss) ....................................    $(21,522)        $   (100)             $(21,622)
Adjustments to reconcile net income (loss) to
  net cash provided (used) by operating activities:
    Changes in Assets and Liabilities:
      Accounts payable-related parties ...............      21,601                -                21,601
                                                          --------         --------              --------
      Net Cash Provided (Used) by Operating Activities          79             (100)                  (21)
                                                          --------         --------              --------

FINANCING ACTIVITIES:
  Proceeds from issuance of common stock .............           -              100                     -
                                                          --------         --------              --------
  Net Cash Provided by Financing Activities ..........           -              100                     -
                                                          --------         --------              --------

  Net Increase in Cash ...............................          79                -                   (21)
                                                          --------         --------              --------

Cash at Beginning of Period ..........................           -                -                     -
                                                          --------         --------              --------
Cash at End of Period ................................    $     79         $      -              $    (21)
                                                          ========         ========              ========

Supplemental Disclosures:
  Cash paid for income taxes .........................    $      -         $      -              $      -
                                                          ========         ========              ========
  Cash paid for interest .............................    $      -         $      -              $      -
                                                          ========         ========              ========

  Non Cash Transactions: .............................    $      -         $      -              $      -
                                                          ========         ========              ========

                              See Accompanying Notes to the Financial Statements

                                                     F-15

                             THE NEXT POP STAR, INC.
                   WHOLLY OWNED SUBSIDIARY OF POP STARZ, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, NATURE OF OPERATIONS AND USE
OF ESTIMATES:

NATURE OF BUSINESS AND BASIS OF PRESENTATION

The Next Pop Star, Inc. ("the Company") was incorporated in the State of Florida on July 5, 2006 under the name Pop Starz Productions, Inc. On November 14, 2007, the Company changed its name to The Next Pop Star, Inc. The principal business purpose of the Company is producing live entertainment competitions (in installments or episodes) to be taped and/or filmed for distribution by television and/or internet means and become a reporting company under federal securities laws with a publicly-traded class of securities. The Company is the wholly owned subsidiary of Pop Starz, Inc.

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and pursuant to the rules and regulations of the Securities and Exchange Commission
("SEC").

USE OF ESTIMATES

The preparation of financial statements, in conformity with accounting principals generally accepted in the United States of America requires management to make estimates and assumptions, which affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

CASH AND CASH EQUIVALENTS:

Cash and cash equivalents are considered to be all highly liquid investments purchased with an initial maturity of three (3) months or less.

REVENUE RECOGNITION:

The Company's revenues consist of audition fees and sponsor fees. Revenues are recognized at the time the auditions take place.

FINANCIAL INSTRUMENTS:

Financial instruments consist primarily of cash and accounts payable-related parties The carrying amounts of cash and accounts payable-related parties approximate fair value because of the short maturity of those instruments.

ADVERTISING:

Advertising costs are charged to operations when incurred. Advertising costs for the years ended December 31, 2007 and 2006 were $11,381 and nil, respectively

                                      F-16

                             THE NEXT POP STAR, INC.
                   WHOLLY OWNED SUBSIDIARY OF POP STARZ, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS

INCOME TAXES:

The Company complies with the provisions of SFAS No. 109 "Accounting for Income
Taxes". Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts and are based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred income tax assets to the amount expected to be realized.

INCOME (LOSS) PER SHARE:

In accordance with SFAS No. 128, "Earnings Per Share", the basic net loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted net loss per common share is computed similar to basic net loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. At December 31, 2007 and 2006, diluted net loss per share is equivalent to basic net loss per share as there were no dilutive securities outstanding.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 2006, the Financial Accounting Standards Board (FASB) issued FASB
Interpretation No. (FIN) 48, "Accounting for Uncertainty in Income Taxes - An
Interpretation of FASB Statement No. 109", which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The adoption of FIN 48 is not expected to have a material affect on our financial position or results of operations.

In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid
Financial Instruments, an amendment of FASB statements No. 133 and 140" ("SFAS
155"). SFAS No. 155 allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) as long as the entire instrument is valued on a fair value basis.
The statement also resolves and clarifies other specific SFAS No. 133 and SFAS
No. 140 related issues. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006. The adoption of SFAS 155 is not expected to have a material affect on our financial position or results of operations.

In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of
Financial Assets--an amendment of FASB Statement No. 140" ("SFAS 156"). SFAS 156 requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in specific situations. Additionally, the servicing asset or servicing liability shall be initially measured at fair value, if practicable.
SFAS 156 permits an entity to choose either the amortization method or fair value measurement method for subsequent measurement of the servicing asset or servicing liability. SFAS 156 is effective for our fiscal year ending June 30,
2008. The adoption of SFAS 156 is not expected to have a material affect on our financial position or results of operations.

                                      F-17

                             THE NEXT POP STAR, INC.
                   WHOLLY OWNED SUBSIDIARY OF POP STARZ, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS

In September 2006, the FASB issued SFAS No. 157 ("SFAS 157"). The Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The adoption of SFAS 157 is not expected to have a material affect on our financial position or results of operations.

In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for
Financial Assets and Financial Liabilities--Including an amendment of Statement of Financial Accounting Standards Statement No. 115" ("SFAS 159"), which permits entities to choose to measure many financial instruments and certain other items at fair value at specified election dates. A business entity is required to report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. This statement is expected to expand the use of fair value measurement. SFAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company has not determined the impact of SFAS 159 on its financial position.

NOTE 2: RELATED PARTY TRANSACTIONS

On July 14, 2006, in connection with the formation of the Company, the founder of the Company received 10,000 shares of common stock from the Company for an aggregate of $100 or $.01 per share.

At December 31, 2007 the Accounts payable-related parties consist of the following:

Due to Tucker Family Spendthrift Trust   $ 3,601
Due to Pop Starz, Inc. ...............    18,000
                                         -------
                                         $21,601
                                         =======

The Company has been provided office space, telephone and secretarial services from a related party, without charge, through December 31, 2007.

NOTE 3: INCOME TAXES

At December 31, 2007 deferred tax assets consist of the following:

Federal loss carryforwards .......   $ 7,000
State operating loss carryforwards     2,000
                                     -------
                                       9,000
Less: valuation allowance ........    (9,000)
                                     -------
                                     $     -
                                     =======

                                      F-18

                             THE NEXT POP STAR, INC.
                   WHOLLY OWNED SUBSIDIARY OF POP STARZ, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS

The Company has established a valuation allowance equal to the full amount of the deferred tax asset primarily due to uncertainty in the utilization of the net operating loss carry forwards.

During the year ended December 31, 2007, the valuation allowance increased by
$9,000.

As of December 31, 2007, the effective tax rate is lower than the statutory rate due to net operating losses.

The net operating loss carry forwards begin to expire in 2026 for both federal and state purposes.

NOTE 4: STOCKHOLDERS' EQUITY

At December 31, 2007, the authorized capital of the Company consists of 10,000 shares of common stock with a par value of $.01. There were 10,000 shares of common stock issued and outstanding.

NOTE 5: GOING CONCERN

The accompanying financial statements have been prepared assuming that the
Company will continue as a going concern. The Company does not have sufficient working capital for its planned activity, which raises substantial doubt about its ability to continue as a going concern.

Continuation of the company as a going concern is dependent upon obtaining additional working capital and the management of the Company has developed a strategy, which it believes will accomplish this objective through short-term loans from either its Parent, Pop Starz, Inc. or related parties and additional equity investments, which will enable the Company to continue operations for the coming year.

NOTE 6: SUBSEQUENT EVENTS

On May 1, 2008 the Company filed an amendment to their articles of incorporation increasing the number of common shares authorized to 100,000,000. The amendment had an effective date of March 31, 2008.

On March 31, 2008, the Company issued 360,087 shares of common stock to the
Tucker Family Spendthrift Trust, and 1,800,000 shares of common stock to Pop
Starz, Inc. as repayment for the amounts due to them.

On April 18, 2008, the Company entered into a lease agreement with the Tucker
Family Spendthrift Trust on a month to month basis for office space located in
Burbank, California. Monthly rental payments are $1,500 for the first twelve months, and if the Company occupies the space beyond that period, increase to
$1,750 for the next twelve months.

                                      F-19

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

         The expenses of registration and distribution will be borne exclusively by the Registrant and include:

         Registration Fee.................................   $   nil
         Electronic Filing................................     1,000
         Transfer Agent Fees..............................     1,500
         Legal............................................    15,000
         Accounting.......................................     2,700
         ----------------------------------------------------------
         Total............................................   $20,200

                     RECENT SALE OF UNREGISTERED SECURITIES

         At various dates since its incorporation, we issued a total of
6,800,210 unregistered shares of our Common Stock. Sales of unregistered shares of Common Stock were made to in reliance on Section 4(2) of the Securities Act.
In each case, the subscriber was required to represent that the shares were purchased for investment purposes, and the certificates were legended to prevent transfer except in compliance with applicable laws. In addition, each subscriber was provided with access to the Registrant's officers, directors, books and records to obtain any information.

Date:       No. of Shares        Name                              Consideration
-----       -------------        ----                              -------------

              1,810,000          Pop Starz Records, Inc.              $18,100

              3,274,268          Tucker Family
                                 Spendthrift Trust                     32,274

                400,000          Michelle Tucker(1)                   Services

                 50,000          Francisco Del (1)                    Services

                 35,000          Marshall Freeman (1)                 Services

              1,230,942          Jeffrey Collins (1)                  Services

(1) All stock issued were issued pursuant to employment and consulting agreements entered into between the respective shareholder and Famous Records.

         All shares of common stock were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act. Each offering was limited and made to sophisticated investors. In each case the subscriber was required to represent that the shares were purchased for investment purposes, and that a restrictive legend prohibiting further transfer, except by applicable law, was placed on the certificate. In addition, each subscriber was provided with access to the Registrant's books and records and provided the opportunity to obtain any requested information.

                                       34

EXHIBITS.

3(i).1   Articles of Incorporation

3(i).2   Amended Articles of Incorporation

3(i).3   Second Amended Articles of Incorporation

3(i).4   Third Amended Articles of Incorporation

3(ii).1  By-laws

5.1      Opinion on legality

10.1     Service Agreements for Digital Distribution between Isolation Network,
         Inc. and Famous Records

10.2     Pressing and Distribution Agreement between 1-A Chord Records and
         Famous Records

10.3     Director Agreement Michelle Tucker

10.4     Employment Agreement Michelle Tucker

10.5     Director Agreement Jeffrey Collins

10.6     Employment Agreement Jeffrey Collins

10.7     Director Agreement Francisco Del

10.8     Director Agreement Marshall Freeman

23.1     Consent of auditors

23.2     Consent of Jeffrey G. Klein, P.A. (Included as part of Exhibit 5.1)

                                  UNDERTAKINGS.

         Upon effectiveness of this registration statement, the Registrant will provide Pop Starz Records, Inc. certificates in such denominations and registered in such names as required to permit prompt distribution to the named shareholders.

         Insofar as indemnification for liabilities arising under the Securities
Act may be available to directors, officers and controlling persons of the
Registrant pursuant to any provision or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities
(other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the
Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                       35

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the
Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Burbank on December 16, 2008

Registrant: BETA MUSIC GROUP, INC.

By: /s/ Michelle Tucker
    -------------------
    CEO/PRESIDENT

         In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

/s/ Michelle Tucker
-------------------
CEO, President, Chief Accounting Officer  and Director

                                       36